NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Issues 2015 Annual Guidance

February 23, 2015 - ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today its 2015 annual guidance of $7.00 to $8.50 earnings per share.

“Agrium has implemented annual guidance as part of our ongoing commitment to enhance the level of disclosure and transparency across our business, as the size and stability of our earnings and free cash flow continue to grow,” said Chuck Magro, Agrium’s President and CEO.

Prospective 2015 grower cash margins have moved back to historical average levels from the lows experienced in the fall of 2014. We expect the improvement to support normal levels of crop input demand in 2015. Despite some dampening of the crop input market and slightly lower corn acreage, we expect growers will continue to seek out important genetic seed offerings and utilize crop nutrients and crop protection products to ensure they maintain crop yield potential and remain competitive. Under our current North American acreage projections, we expect nutrient demand in North America to be slightly lower than in the preceding fertilizer year, but we anticipate strong spring demand as a result of relatively low fall applications.

Based on these and other assumptions, we expect Retail EBITDA to be $1.15-billion to $1.25-billion, and Retail nutrient sales volumes to be 9.7 to 10.2 million tonnes in 2015.

Based on our expected increase in utilization rate for our nitrogen assets, we anticipate nitrogen production to total 3.6 to 3.8 million tonnes in 2015. Natural gas prices declined sharply in late 2014, and Agrium has been actively hedging our gas requirements for 2015 since then. Our earnings per share guidance assumes NYMEX gas prices will be between $2.50 and $4.00 per MMBtu in 2015.

Agrium’s expectation for potash production in 2015 includes incremental production from the expansion project at our Vanscoy mine, for which the tie-in was completed in the fourth quarter of 2014. We expect to produce between 1.9 and 2.2 million tonnes of potash in 2015.

Finance costs are expected to be in the range of $215-million to $235-million in 2015, up from 2014 levels. The increase is due to the cessation of capitalized interest on the Vanscoy potash expansion as construction is completed. Agrium’s annual effective tax rate is expected to be approximately 27 to 28 percent, which is a return to a more normal level, following a number of adjustments that lowered the effective tax rate in 2014.

Total capital expenditures are expected to be in the range of $1.2-billion to $1.3-billion, of which approximately $500-million to $550-million is expected to be sustaining capital expenditures. This is a reduction from $2.0-billion of total capital expenditure in 2014, as we complete our Wholesale capacity expansion projects in 2015.

Based on the above factors, Agrium expects to achieve annual earnings of $7.00 to $8.50 per share in 2015. These forecasts and additional measures are summarized in the table below.

Agrium is providing the following guidance for the fiscal year 2015

Annual
	Low	High
EPS	$7.00	$8.50
Guidance assumptions:
Wholesale:
Production tonnes:
Nitrogen	3.6 million	3.8 million
Potash	1.9 million	2.2 million
Retail:
EBITDA	$1.15-billion	$1.25-billion
Crop nutrient sales tonnes	9.7 million	10.2 million
Other:
Finance costs	$215-million	$235-million
Tax rate	27%	28%
Sustaining capital expenditures	$500-million	$550-million
Total capital expenditures	$1.2-billion	$1.3-billion
Canada/US foreign exchange rate	1.12	1.25

Guidance excludes the impact of discontinued operations, share based payments expense (recovery), gains or losses on foreign exchange and non-qualifying commodity hedges and non-recurring items. Volumetric and earnings estimates assume normal seasonal growing and harvest patterns in the geographies where Agrium operates.

EBITDA is defined as earnings (loss) from continuing operations before finance costs, income taxes, depreciation and amortization. The financial measure EBITDA as used in this news release is not prescribed by International Financial Reporting Standards (“IFRS”). Our method of calculation may not be directly comparable to that of other companies. We consider this non-IFRS financial measure to provide useful information to both management and investors in measuring our financial performance and financial condition. This non-IFRS measure should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with IFRS.

For a description of the non-IFRS financial measures refer to “Additional IFRS and Non-IFRS Financial Measures” in the 2014 Fourth Quarter News Release.

Forward-Looking Statements

Certain statements and other information included in this news release constitute “forward-looking information” and/or “financial outlook” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this news release other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to: our 2015 annual guidance of earnings per share between $7.00 to $8.50 per share; our 2015 market outlook including anticipated grower cash margins and demand for our products; and our 2015 performance expectations including anticipated Retail EBITDA, expected Retail nutrient sales volumes, anticipated nitrogen and potash production and potash sales, expected finance costs, our anticipated effective tax rate and expected total capital expenditures. These forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. As such, undue reliance should not be placed on these forward-looking statements. The purpose of the financial outlook provided herein is to enhance our disclosure and transparency and assist readers in understanding our expected and targeted financial and operating results, and this information may not be appropriate for other purposes.

All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the events or circumstances risks and assumptions referred to below and elsewhere in this news release. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements. The additional key assumptions that have been made in connection with the forward-looking statements include assumptions that: Agrium’s 2015 market outlook is accurate; Agrium will be able to successfully integrate and realize the anticipated benefits of its already completed and future acquisitions including the implementation of our standards and controls; Agrium’s expansion projects and related ramp-up production will be completed on time and as planned; our Retail business conditions will be within normal parameters with respect to prices, margins, product availability and supplier agreements for our major products; that we will be able to identify suitable candidates for acquisitions and to negotiate acceptable terms; and for our capital spending program and growth plans we will have adequate cash generated from our operations along with access to our credit facilities, capital markets or additional sources of financing.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions, foreign exchange rates; wholesale production input costs including but not limited to natural gas and related hedging activities; the cost and availability of transportation and distribution of our products; the ability to prevent or respond to a major safety or environmental incident; weather conditions including impacts from regional flooding and/or drought conditions; numerous and variable crop yields and prices; the supply and demand and price levels for our major products may vary from what we currently anticipate; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, regional natural gas supply restrictions, as well as counterparty and sovereign risk; unexpected outages and turnarounds at our major facilities or delays in completion of turnarounds at our major facilities; the risk that work on the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility expansion in Egypt may be interrupted again and may not be completed on the timelines currently anticipated or at all; the risk of changes in our expansion plans or additional capital expenditure cost escalation on our major expansion projects and the ramp-up of production following the recent tie-in of our Vanscoy potash expansion project; our level of sustaining and investing capital may vary depending on corporate priorities as the year progresses and based on changes in the rate of inflation or other factors; for reasons currently unforeseen, we may be unable to access our credit facilities or the capital markets as necessary or planned; we are subject to integration risks that may cause the anticipated synergies from our recent and future acquisitions to be less than expected; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this news release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of over 1,300 facilities and over 3,000 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders. For more information visit: www.agrium.com.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com